Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Announces Receipt of

Notice from Nasdaq

Huntingdon Valley, PA, January 25, 2008 - Immunicon Corporation (NASDAQ-GM:IMMC) announced today that, on January 23, 2008, it received a notice from The Nasdaq Stock Market indicating that, as of January 23, 2008, Immunicon’s minimum bid price had fallen below $1.00 for 30 consecutive business days and that its securities are, therefore, subject to delisting from the Nasdaq Capital Market. Nasdaq Marketplace Rule 4310(c)(4) requires a $1.00 minimum bid price for continued listing of an issuer’s common stock. Accordingly, Nasdaq staff are reviewing Immunicon’s eligibility for continued listing on the Nasdaq Capital Market.

In accordance with section 4310(c)(8) of the Nasdaq Marketplace Rules, Immunicon has until July 21, 2008 (180 calendar days from January 23, 2008) to regain compliance. Immunicon can regain compliance with the minimum bid price rule if the bid price its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180-day period, although The Nasdaq Stock Market may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the issuer has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by July 21, 2008, Immunicon will be eligible for another 180 day compliance period (until January 17, 2009) if it meets the Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Marketplace Rule 4310(c) other than the minimum bid price requirement.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements regarding the timing and success of Immunicon’s efforts and plan to regain compliance with the listing standards of the Nasdaq Capital Market and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, are based on the current expectations and intent of the management of Immunicon and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by these statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, but not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis and the ongoing arbitration proceeding with Veridex; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of product candidates; Immunicon’s ability to obtain licenses from third parties to commercialize products; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers; compliance with applicable manufacturing standards; retaining key personnel; delays in the development of new products or planned improvements to products; effectiveness of products compared to competitors’ products; protection of Immunicon’s intellectual property; conflicts with third party intellectual property; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com